EXHIBIT 99.1

WorldHeart Reports First Quarter 2010 Financial Results

Status of the Bridge-to-Transplant Clinical Study and Field Corrective Action

Salt Lake City, UT — May 17, 2010: World Heart Corporation (WorldHeart; NASDAQ: WHRT), a developer of mechanical circulatory systems, today reported its results for the first quarter 2010.

WorldHeart reported a net loss for the three months ended March 31, 2010 of $9.7 million, or a $0.68 loss per basic and diluted share, compared to a $3.7 million net loss, or a $0.28 loss per basic and diluted share for the same period in 2009. The increase in net loss and loss per share for the three months ended March 31, 2010 as compared to the same period on 2009 was primarily the result of a one-time, non-cash loss on liquidation of foreign entity of $6.3 million as a result of WorldHeart’s change of jurisdiction of incorporation from the federal jurisdiction of Canada to the state of Delaware in the United States.   Additionally, non-cash stock based compensation expense increased $364,000 during the three months ended March 31, 2010.  These increases were offset by a $415,000 decrease in selling, general and administrative expenses, excluding increases in non-cash stock based compensation of $165,000.  The decrease was a result of reduced legal fees associated with proxy, annual meeting and SEC filing costs, reduced consulting costs and reduced recruiting costs.

Revenues were $556,000 for the three months ended March 31, 2010, as compared to $5,000 for the three months ended March 31, 2009. The increase in revenue from 2009 to 2010 is the result of initiating the Levacor™ VAD Bridge-to-Transplant (BTT) clinical study in January 2010.

WorldHeart’s cash, cash equivalents and marketable investment securities totaled $9.9 million at March 31, 2010 as compared to $6.1 million at December 31, 2009.

“With almost $10 million in cash, we are well positioned to execute our BTT clinical study in 2010.  We anticipate enrolling our initial ten clinical centers by the end of September 2010 and look forward to continuing to enroll patients in the BTT clinical study,” added Mr. J. Alex Martin, President and Chief Executive Officer.

Levacor VAD Bridge-to-Transplant Clinical Study Update

WorldHeart continues to enroll patients and clinical centers in its Levacor VAD BTT clinical study.  To date, five patients have been implanted with the Levacor VAD and each has been successfully discharged from the hospital and are awaiting transplant. The five implants have occurred at three clinical centers in the United States: INTEGRIS Baptist Medical Center, the University of Utah Hospital and Innova Fairfax Hospital.  WorldHeart anticipates several more clinical centers actively enrolling subjects in the Levacor VAD BTT clinical study over the next couple of months with all of the initial ten clinical sites being activated by September 2010.

In May 2010, WorldHeart initiated a voluntary field corrective action associated with the external in-line connector.  This connector comprises the junction between the percutaneous cable attached to the implanted pump and the pump cable extension leading to the controller. This connection allows for routine or emergency replacement of the external pump cable extension without replacement of the pump.  WorldHeart had discovered two vendor-related issues with the in-line connector: (1) the percutaneous cable coupling nut may not meet WorldHeart’s connect/disconnect cycle-life specification; and, (2) a dislodged strain relief reported with one study patient.  No associated adverse patient consequences have been reported. While these issues are unlikely to represent serious safety concerns, they, nonetheless, do not provide the intended optimum design.

Therefore, WorldHeart  has undertaken the following field actions:  (1) providing a clip for current Levacor VAD implant recipients to ensure retention of the percutaneous cable extension coupling nut; and, (2) providing corrected cables to replace those on the shelf at the three clinical sites that are activated.

WorldHeart does not expect this field corrective action to materially impact the rate of subject enrollment.  Additionally, the aggregate cost of replacing the percutaneous cables and pump cable extensions was not material due to the limited number of replacements for five patients and Levacor VAD pump kits on the shelf.  WorldHeart has completed this field action.

“I am pleased that WorldHeart’s clinical and engineering teams were able to promptly identify and resolve the external in-line connector issues.  We do not expect these issues to delay enrollment activities and look forward to continuing progress in the Levacor VAD BTT clinical study,” added Mr. J. Alex Martin, President and Chief Executive Officer.

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD’s only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s its BTT clinical study of the Levacor VAD, including those related to the timely enrollment of patients and centers in the study and manufacturing issues and corrective actions related to the replacement of the external in-line connectors,  access to investment capital, its clinical development programs, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; timely enrollment of centers and patients in the Levacor BTT clinical study; manufacturing and product quality issues, including those related to the replacement of the external in-line connectors; WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K  for the year ended December 31, 2009.

www.worldheart.com

SOURCE World Heart Corporation

Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361

WORLD HEART CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue	$556	$5
Cost of goods sold	(417)	(28)

Gross profit (loss)	139	(23)

Operating expenses
Selling, general and administrative	1,193	1,443
Research and development	2,322	2,104
Restructuring costs	—	53
Amortization of intangibles	—	48

Total operating expenses	3,515	3,648

Operating loss	(3,376)	(3,671)

Other income (expense)	(6,329)	20

Net loss	$(9,705)	$(3,651)

Weighted average number of common shares outstanding: basic and diluted	14,337	13,254

Basic and diluted loss per common share	$(0.68)	$(0.28)

WORLD HEART CORPORATION

Condensed Consolidated Balance Sheets

(United States Dollars)

(Unaudited)

	March 31, 2010	December 31, 2009 (1)
ASSETS
Current assets
Cash and cash equivalents	$7,344	$5,563
Marketable investment securities	2,530	499
Trade and other receivables, net of allowance for doubtful accounts of $0 and $238,854 at March 31, 2010 and December 31, 2009, respectively	167	19
Inventory, net of allowance for excess and obsolete of $65,000 and $0 at March 31, 2010 and December 31, 2009, respectively	544	342
Prepaid expenses and other current assets	376	272
	10,961	6,695
Long-term assets
Property and equipment, net	907	880
Other long-term assets	15	36
	922	916
Total assets	$11,883	$7,611

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$1,492	$1,541
Accrued compensation	881	645
Note payable - short term, net	135	111
	2,508	2,297
Long-term liabilities
Note payable - long term, net	580	580
Other long term liabilities	74	75

Total liabilities
	3,162	2,952
Commitments and Contingencies

Shareholders’ equity (deficit)
Preferred stock $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock $.001 par value; 50,000,000 shares authorized; 14,730,991 issued and outstanding at March 31, 2010 and no par value; unlimited shares authorized; 13,312,265 issued and outstanding at December 31, 2009	15	325,280
Additional paid-in-capital	351,139	18,390
Cumulative other comprehensive loss	(3)	(6,286)
Accumulated deficit	(342,430)	(332,725)
Total shareholders’ equity	8,721	4,659
Total liabilities and shareholders’ equity	$11,883	$7,611

(See accompanying notes to the condensed consolidated financial statements)

(1) Derived from the Company’s audited financial statements as of December 31, 2009.